Dechert LLP US Bank Tower 633 West 5th Street Suite 4900 Los Angeles, CA 90071-2032
+1 213 808 5700 Main +1 213 808 5760 Fax

April 24, 2026

Legg Mason Partners Variable Equity Trust,

One Madison Avenue, 17th Floor

New York, New York 10010

Re:	Reorganization of ClearBridge Variable Large Cap Value Portfolio

Ladies and Gentlemen:

We have acted as counsel to Lincoln Variable Insurance Products Trust, a Delaware statutory trust (the “Acquiring Trust”), and to the Acquiring Trust on behalf of its series, LVIP ClearBridge Large Cap Value Fund (the “Acquiring Fund” and, together with the Acquiring Trust, collectively, the “Opinion Parties”), in connection with the Agreement and Plan of Reorganization dated as of April 24, 2026 (the “Agreement”), by and among the Acquiring Trust, on behalf of the Acquiring Fund, Legg Mason Partners Variable Equity Trust, a Maryland statutory trust (the “Target Trust”), on behalf of its series ClearBridge Variable Large Cap Value Portfolio (the “Target Fund”), solely for purposes of paragraphs 10.2, 11.1 and 11.2 of the Agreement, Lincoln Financial Investments Corporation, and solely for purposes of paragraph 10.2 of the Agreement, Franklin Templeton Fund Adviser, LLC. This opinion letter is delivered to you pursuant to Section 8.7 of the Agreement. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings specified in the Agreement.

We have examined originals (or copies of executed originals) certified or otherwise identified to our satisfaction of the Agreement, as well as the following:

(i) The Acquiring Trust’s Certificate of Trust dated January 30, 2003, and the Agreement and Declaration of Trust dated February 1, 2003, and certified as set forth in the certificate referenced in clause (iv) below;

(ii) The Acquiring Trust’s By-Laws dated September 15, 2015, and certified as set forth in the certificate referenced in clause (iv) below;

(iii) Resolutions of the Acquiring Trust’s Board of Trustees adopted as of December

8-9, 2025, and certified as set forth in the certificate referenced in clause (iv) below;

Legg Mason Partners Variable Equity Trust April 24, 2026 Page 2

(iv) The certificate dated as of the date hereof, from Rebecca G. Swavely, Assistant Secretary of the Acquiring Trust;

(v) The Proxy Statement/Prospectus on Form N-14, which became effective on February 14, 2026;

(vi) The certificate dated April 24, 2026, from the Secretary of State of the State of Delaware as to the Acquiring Trust’s existence and good standing in the State of Delaware (the “Good Standing Certificate”); and

(vii) Such other documents as we have deemed relevant for purposes of rendering our opinion pursuant to the Agreement.

For purposes of this opinion letter, the documents referred to in clauses (i) and (ii) are hereinafter referred to as the “Governing Documents.”

In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competence of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, reproduced, photocopied or electronic copies of such documents.

In rendering the opinions set forth below, we also have assumed, without independent investigation, that: (a) each of the parties to the Agreement (other than the Opinion Parties) has duly and validly executed and delivered the Agreement; (b) each of the parties to the Agreement (other than the Opinion Parties) is validly existing and in good standing under the laws of the jurisdiction of its organization or formation; (c) each of the parties to the Agreement (other than the Opinion Parties ) has the requisite trust, corporate, limited liability company or partnership power and authority, as applicable, and has taken the trust, corporate, limited liability company or partnership action, as applicable, necessary to authorize the execution and delivery of, and performance under, the Agreement and the Agreement has been duly authorized, executed and delivered by such parties (other than the Opinion Parties); (d) the Agreement and each other agreement we have examined for purposes of this opinion letter constitute the valid and binding obligations of each party thereto (other than the Opinion Parties), enforceable against such party in accordance with its terms; (e) each party to the Agreement (other than to the extent otherwise expressly set forth herein) is in compliance with all regulatory requirements applicable to it and is in compliance with, and has obtained, all requisite consents and approvals in connection with the transactions contemplated by the Agreement and is in compliance, and will comply, with all aspects of the laws of the jurisdiction of its organization in connection with the transactions

Legg Mason Partners Variable Equity Trust April 24, 2026 Page 3

contemplated by, and the performance of its obligations under, the Agreement; and (f) each of the parties to the Agreement has complied and will comply with the terms of the Agreement. We assume that (i) there has been no mutual mistake of fact, misunderstanding, fraud, duress or undue influence in connection with the negotiation, delivery and execution of the Agreement; (ii) there are and have been no amendments, waivers, consents, modifications or other agreements or understandings between or among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, vary, supplement, qualify or otherwise affect the terms of the Agreement or the respective rights or obligations of the parties thereunder and no rights pursuant thereto have been released, waived or modified, either expressly or by action or inaction of the parties thereto; and (iii) all conditions precedent to the consummation of the transactions contemplated by the Agreement have been satisfied or duly waived.

With respect to certain factual matters material to our opinions, we have relied upon representations and warranties of the Opinion Parties in the Agreement and the certificates and comparable documents of officers of the Opinion Parties, public officials and other authorized persons, and we have made no independent inquiry into the accuracy and completeness of such representations and warranties, certificates and comparable documents. We have assumed that all statements in certificates and representations, writings and records of public officials and officers and representatives of the Opinion Parties that we reviewed were and are accurate and complete and all representations made by the Opinion Parties as to matters of fact in the documents that we reviewed were and are accurate and complete. Except to the extent expressly set forth in this opinion letter, we have not undertaken any independent investigation to determine the existence or absence of those facts, and no inference as to the knowledge of the existence or absence of those facts should be drawn from our representation of the Opinion Parties.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth above and hereinafter, we are of the opinion that:

1. The Acquiring Trust is a statutory trust validly existing and in good standing under the laws of the State of Delaware.

2. The Acquiring Trust, with respect to the Acquiring Fund, has the power as a statutory trust to conduct the business of an open-end management investment company as set forth in the Governing Documents.

3. The Agreement has been duly authorized and executed by the Acquiring Trust, on behalf of the Acquiring Fund, and the Agreement constitutes the valid and legally binding obligation of the Acquiring Trust, on behalf of the Acquiring Fund, enforceable against the Acquiring Trust in accordance with its terms.

Legg Mason Partners Variable Equity Trust April 24, 2026 Page 4

4. The execution and delivery of the Agreement does not, and the issuance of the Acquiring Fund Shares and the assumption of the Liabilities in exchange for the transfer of the Assets pursuant to the Agreement will not, violate the Governing Documents, as amended, of the Acquiring Trust.

5. To our knowledge, all regulatory or court consents, authorizations, approvals, orders or filings required to be obtained or made by the Acquiring Trust, on behalf of the Acquiring Fund, under the federal laws of the United States or the laws of the State of Delaware with respect to the issuance of the Acquiring Fund Shares, the receipt of the Assets and the assumption of the Liabilities pursuant to the Agreement have been obtained or made.

6. To our knowledge and without any independent investigation, the Acquiring Fund is not subject to any litigation or administrative proceeding that could reasonably be expected to have a materially adverse effect on the operations of the Acquiring Fund.

7. The Acquiring Trust is registered as an open-end management investment company with the Commission and the Acquiring Fund is not subject to any stop order.

The foregoing opinions are subject to the following qualifications:

(a) The opinions expressed herein are limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies, by statutes of limitation and, as to rights of indemnification and contribution, by principles of public policy and do not reflect the effect of bankruptcy (including preferences), insolvency, fraudulent conveyance, receivership, reorganization, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally. The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably, in good faith and in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought, which may limit the availability of any particular remedy, and we express no opinion as to the rights of any of the parties to the Agreement to accelerate the due date of any payment due thereunder or to exercise other remedies available to them on the happening of a non-material breach of any such document or agreement. We express no opinion with respect to the fairness of the Agreement or any other related matter, and in rendering the opinions expressed herein, we have assumed that a court of competent jurisdiction would find all such matters were entirely fair.

(b) Without limiting the generality of the foregoing, we express no opinion with respect to: (1) the availability of specific performance or other equitable remedies for

Legg Mason Partners Variable Equity Trust April 24, 2026 Page 5

noncompliance with any of the provisions contained in the Agreement; (2) the enforceability of provisions contained in the Agreement relating to the effect of laws which may be enacted in the future; (3) the enforceability of provisions in the Agreement purporting to waive the effect of applicable laws to the extent such waivers are prohibited by such applicable laws; (4) the granting of any power-of-attorney; (5) the indemnification and contribution provisions of the Agreement if and to the extent that such provisions contravene public policy or might require indemnification or payments with respect to any litigation against an Opinion Party determined adversely to the other party(ies) to such litigation, or any loss, cost or expense arising out of an indemnified party’s bad faith, gross negligence or willful misconduct or breach by an indemnified party of its obligations under the Agreement or any violation by an indemnified party of statutory duties, general principles of equity or public policy; (7) any self-help provisions; (8) provisions in the Agreement that purport to establish evidentiary standards; (9) provisions in the Agreement that provide that certain rights or obligations are absolute or unconditional; (10) any right of set off; (11) provisions that provide for the enforceability of the remaining terms and provisions of the Agreement in circumstances in which certain other terms and provisions of the Agreement are illegal or unenforceable; (12) provisions that restrict access to or waive legal or equitable remedies or access to courts; (13) provisions that affect or confer jurisdiction (other than on the courts of Delaware); (14) provisions that permit the Target Fund to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law; (15) any provision of the Agreement that may be construed as a forfeiture or penalty; (16) any provision of the Agreement that purports to provide that the terms thereof may not be varied or waived except in writing or that the express terms thereof supersede any inconsistent course of performance and/or usage of the trade; (17) any provisions of the Agreement to the effect that certain determinations made by one party shall have conclusive or binding effect; (18) the enforceability of any so-called “savings clauses” or other similar provisions of the Agreement; (19) any provisions providing for waivers of a jury trial, arbitration, or rights to attorneys’ fees, penalties, liquidated damages or late charges,; (20) choice of law provisions or conflict of laws (or the rules or regulations or public policy underlying the same), other than the selection of Delaware law under choice of law rules in Delaware; (21) the severability of any provisions in the Agreement; (22) the enforceability of any provision of the Agreement that provides that remedies are cumulative, enumerated remedies are not exclusive, that a party has the right to pursue multiple remedies without regard to other remedies elected, or that a failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (23) possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws; or (24) the enforceability of any provision of the Agreement that purports to amend any agreement other than the Agreement (including, without limitation, any organizational document of any Opinion Party).

Legg Mason Partners Variable Equity Trust April 24, 2026 Page 6

(c) No opinion is rendered as to any federal, state or local laws, rules, or regulations of or pertaining to: (1) antitrust or unfair competition; (2) securities or “blue sky” laws (except as expressly set forth in paragraph 7 with respect to the Investment Company Act of 1940, as amended (the “Investment Company Act”)); (3) environmental matters; (4) tax matters; (5) zoning, subdivision, land use or other matters affecting the use, occupancy or operation of any property of any Opinion Party; (6) privacy; (7) counties, cities, townships, municipalities, other special local non-state governmental authorities or political subdivisions; (8) insurance, banking or financial institutions (other than the Investment Company Act, and except to the extent applicable to the Opinion Parties); (9) anti-terrorism; (10) federal or state executive actions under disaster, emergency or similar powers; or (11) ERISA, labor, pension or other employee rights or benefits. In addition, no opinion is rendered herein as to applicability to or effect on any of the matters covered herein of the laws or regulations that apply specifically to the type of business conducted by any of the Opinion Parties, including the operation thereof or assets owned thereby, or the regulatory status, other than under the Investment Company Act, of any party to the Agreement.

(d) Our opinion set forth in clause (a) of paragraph 1 above relating to good standing and valid existence of the Acquiring Trust is based solely upon our review of the Good Standing Certificate, which speaks only as of the date indicated thereon rather than the date hereof.

(e) In giving our opinions set forth in paragraph 5 above, we express no opinion with respect to any action, consent, approval, filing or registration such as may be required as a result of the regulatory status or other facts or circumstances specifically relating to the Target Trust or Target Fund, under the Agreement.

(f) We express no opinion as to whether the execution, delivery or performance by the Opinion Parties of the Agreement will constitute a violation of, or a default under, any covenant, restriction, provision or law (other than the Investment Company Act) with respect to asset coverage ratios, financial ratios or tests or any aspect of the financial condition, solvency or results of operations of the Acquiring Trust or any of its series.

(g) We have assumed that all information required to be disclosed in connection with any consent or approval by the board of directors or stockholders (or equivalent governing group) of any Opinion Party and all other information required to be disclosed in connection with any issue relevant to our opinions has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed and no such disclosure contains any relevant error or omission. In giving our opinion set forth in paragraph 3 above, we express no opinion with respect to the internal authorizations of any entity that is a partner, member or manager of an Opinion Party that is a general or limited partnership or limited liability company, unless such partner, manager or member is an Opinion Party.

Legg Mason Partners Variable Equity Trust April 24, 2026 Page 7

We are members of the Bar of the District of Columbia and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the District of Columbia. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes and case law of the State of Delaware.

This opinion letter speaks only as of the time of its delivery and release by us on the date it bears. We have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this opinion letter, or for any other reason.

Our opinions expressed herein are solely for the benefit of the Target Trust and Target Fund. This opinion letter may not be relied upon in any manner by any other person or entity and may not be disclosed, quoted, assigned, circulated or furnished to or filed with a governmental agency or otherwise referred to without our express written consent. Furthermore, all rights under this opinion letter may be asserted only in a single proceeding by and through the Target Trust or Target Fund.

Very truly yours,

/s/ Dechart LLP